Exhibit 10.4
Jane E. Owens
CHANGE IN CONTROL SEVERANCE AGREEMENT
          THIS AGREEMENT, dated as of April 13, 2010, is made by and between Sapient Corporation, a Delaware corporation (the “Company”), and Jane Elizabeth Owens (the “Executive”).
          WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and
          WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;
          WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and
          WHEREAS, also in furtherance of the best interests of the Company’s stockholders, in connection with the execution of this Agreement, the Executive has agreed to enter into a new Fair Competition Agreement and a new Confidentiality Agreement with the Company;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
     1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

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     2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2012; provided, however, that commencing on January 1, 2012 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.
     3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
     4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) the last day of the Potential Change in Control Period, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

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     5. Compensation Other Than Severance Payments.
          5.1 Incapacity. Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all other compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.
          5.2 Continuation of Compensation and Benefits. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all other compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
          5.3 Post-Termination Compensation and Benefits. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect

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immediately prior to the occurrence of the first event or circumstance constituting Good Reason.
     6. Severance Payments.
          6.1 Severance Payments Obligation. Subject to Section 6.2 hereof, if the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment).
               (A) Lump Sum Salary-Based Payment. In lieu of any further salary payments to the Executive for periods subsequent to the Date of

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Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to one (1) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason.
               (B) Insurance Benefits Continuation. For the twelve (12)- month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the twelve (12)-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after-tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. If the Severance Payments shall be decreased pursuant to

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Section 6.2 hereof, and the Section 6.1(B) benefits which remain payable after the application of Section 6.2 hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five (5) business days following such reduction, pay to the Executive the least of (a) the amount of the decrease made in the Severance Payments pursuant to Section 6.2 hereof, (b) the amount of the subsequent reduction in these Section 6.1(B) benefits, or (c) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.
               (C) Accelerated Vesting of Equity Awards. Notwithstanding any provision of any equity award plan or agreement to the contrary, (i) each outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other long-term equity incentive award held by the Executive shall vest (whether the vesting criteria are time-based, performance-based or otherwise) and become non-forfeitable on the Date of Termination and (ii) each outstanding stock option (other than a stock option that is intended to qualify as “incentive stock option” under Section 422 of the Code and that has an exercise price that is less than the fair market value of the Company’s common stock on the date hereof) and stock appreciation right shall remain exercisable for twelve (12) months following the Date of Termination (but in no event beyond the date such stock option or stock appreciation right would have expired had the Executive remained employed with the Company).
               (D) Lump Sum Incentive Payment. Notwithstanding any provision of any annual or long term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the aggregate value of

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all contingent incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.
               (E) Post-Retirement Insurance Benefits. If the Executive would have become entitled to benefits under any Company post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of twelve (12) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.
               (F) Outplacement Services. The Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of two years or, if earlier, until the first acceptance by the Executive of an offer of employment.
          6.2 (A) Excise Tax Adjustment. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received or to be received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan,

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arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced, all other Severance Payments that do not constitute deferred compensation within the meaning of Section 409A shall be next reduced, and all other Severance Payments that do constitute deferred compensation within the meaning of Section 409A shall thereafter be reduced (beginning with those payments last to be paid), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that, to the extent permitted by Section 409A of the Code, the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.
               (B) Excise Tax Determination. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of

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section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of this Section 6.2, (1) the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (2) except to the extent that the Executive otherwise notifies the Company, the Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.
               (C) Payments Calculation Notice. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in

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writing shall be attached to the statement). If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of subsection A of this Section 6.2.
          6.3 Timing of Payments. Subject to the provisions of Section 15 hereof, the payments provided in subsections (A) (D) and (E) of Section 6.1 hereof and in Section 6.2 hereof shall be made not later than the fifth day following the Date of Termination Notwithstanding the above, to the extent the Executive is terminated (i) following a Change in Control but prior to a change in ownership or control of the Company within the meaning of Section 409A of the Code or (ii) prior to a Change in Control in a manner described in Section 6.1, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts payable to the Executive hereunder, to the extent not in excess of the amount that the Executive would have received under any other pre-Change in Control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with the provisions of this Section 6.3.
          6.4 Legal Fees and Expenses. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that in no event will payment be made for requests that are submitted later than December 15th of the year following the year in which the expense is incurred.

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     7. Termination Procedures.
          7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
          7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

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     8. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, except as specifically provided in Section 6.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     9. Successors; Binding Agreement.
          9.1 Company Successor Obligations. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          9.2 Executive Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, if to

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the Executive, to the most current address set forth in the personnel records of the Company, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:

Sapient Corporation
131 Dartmouth Street
Boston, MA 02116
Attention: General Counsel
     11. Miscellaneous.
     (A) Effect of Agreement. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason.
     (B) Other. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any

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successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration. The headings and subheadings of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
     12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; and such invalid or unenforceable provision shall be reformed and construed so as to be valid and enforceable to the fullest extent compatible with then existing applicable law.
     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     14. Settlement of Disputes; Arbitration.
          14.1 Claims Process. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator.

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          14.2 Arbitration. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     15. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Executive is considered to have incurred a “separation from service” from the Company within the meaning of section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and

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in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.
     16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
               (A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
               (B) “Auditor” shall have the meaning set forth in Section 6.2 hereof.
               (C) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.
               (D) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
               (E) “Board” shall mean the Board of Directors of the Company.
               (F) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and

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without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.
               (G) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
               (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation (b) if there is no such parent, of the Company or such surviving entity;
               (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

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               (III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity; or
               (IV) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, [other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or of the entity to which such assets are sold or disposed or (b) if there is no such parent, of the Company or such entity.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
               (H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
               (I) “Company” shall mean Sapient Corporation and, except in determining under Section 16(G) hereof whether or not any Change in

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Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
               (J) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.
               (K) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
               (L) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
               (M) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.
               (N) “Executive” shall mean the individual named in the first paragraph of this Agreement.
               (O) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act:
               (I) the assignment to the Executive of any duties materially inconsistent with the Executive’s status as a senior executive

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officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control (other than any such alteration primarily attributable to the fact that the Company may no longer be a public company);
               (II) a material reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time (except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company);
               (III) the relocation of the Executive’s principal place of employment (i) to a location more than thirty-five miles from the Executive’s principal place of employment immediately prior to the Change in Control, or (ii) such that, following the relocation, the commute between the Executive’s principal residence and principal place of employment is more than thirty-five miles greater than the Executive’s commute immediately prior to the Change in Control; or,
               (IV) the Company’s requiring the Executive (i) to be based anywhere other than the Executive’s principal place of employment immediately prior to the Change in Control (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligation or (ii) requiring the Executive to spend a substantially greater percentage of the Executive’s working time at such principal place of employment than that required as of immediately prior to the Change in Control;
               (V) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under

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any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
               (VI) the failure by the Company to continue in effect any material compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s equity-based long term incentive plans and annual incentive plans, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
               (VII) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for immaterial changes or across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control; or
               (VIII) the failure of the Company to obtain the assumption of this Agreement as described in Section 9.1, prior to the effectiveness of any such succession.

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          The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided that the Executive provides the Company with a written Notice of Termination within ninety (90) days following the occurrence of the event constituting Good Reason and the Company does not cure the event constituting Good Reason within 30 days after a Notice of Termination is delivered by the Executive to the Company.
               (P) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.
               (Q) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
               (R) “Potential Change in Control Period” shall mean the period commencing on the occurrence of a Potential Change in Control and ending upon the occurrence of a Change in Control or, if earlier (I) with respect to a Potential Change in Control occurring pursuant to Section 16(S)(I), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 16(S)(II), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in

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Control occurring pursuant to Section 16(S)(III) or (IV), upon the one year anniversary of the occurrence of such Potential Change in Control (or such earlier date as may be determined by the Board).
               (S) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
               (I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
               (II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
               (III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or
               (IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
               (T) “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.
               (U) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.
               (V) “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.

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               (W) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).
               (X) “Total Payments” shall mean those payments so described in Section 6.2 hereof.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SAPIENT CORPORATION
By:	/s/ Frank Schettino
	Name:	Frank Schettino
	Title:	Vice President, People Success

EXECUTIVE:
/s/ Jane E. Owens
Jane E. Owens

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